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                                                                 Exhibit 16

            [Thomas W. Klash Certified Public Accountant Letterhead]


February 11, 1997

Officer of the Chief Accountant-
             SECPS Letter File
Mail Stop 9-5
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:         FREMONT GOLD CORPORATION
            FILE REF. NO. 33-0773-A

I was previously the principal auditor for Fremont Gold Corporation (formerly known as The Rothchild Companies, Inc.) and, under the date of February 20, 1996, I reported on the financial statements of The Rothchild Companies, Inc. as of and for the years ended December 31, 1995 and 1994. On February 11, 1997, my appointment as principal auditor was terminated. I have read the Fremont Gold Corporation's statements included under Item 4 of its Form 8-K dated February 11, 1997 and I agree with such statements.

Very truly yours,
/s/ Thomas Klash
Thomas W. Klash

cc: Fremont Gold Corporation